Exhibit 99.1

REPRINTED FROM JUNE 6, 2016

THE WALL STREET TRANSCRIPT
Connecting Market Leaders with Investors

SCI Engineered Materials, Inc. (OTCMKTS:SCIA)



DANIEL ROONEY has served as a director of SCI Engineered Materials, Inc., since joining the company in March 2002 as President and Chief Executive Officer, and was elected as the Chairman of the board of directors on January 8, 2003. Prior to joining the company, Mr. Rooney was General Manager for Johnson Matthey, Color and Coatings Division, Structural Ceramics Sector North America from 1994 to 2001. Prior to that, Mr. Rooney held various management positions at TAM Ceramics, Inc., a Cookson Group Company. Mr. Rooney has a Bachelor of Science in ceramic engineering from Rutgers College of Engineering and an MBA from Niagara University. Mr. Rooney's expertise and background in manufacturing and ceramics provides experience that the board considers valuable.

SECTOR — SEMICONDUCTORS

TWST: Tell us about SCI and the direction it has taken since its inception.

Mr. Rooney: In 1987, SCI — Superconductive Components Inc. — was founded to do research on high-temperature superconductors. That's basically the ability to conduct electricity, with no losses, at around the temperature of liquid nitrogen. In 2007, SCI changed its name to SCI Engineered Materials, Inc. This was consistent with the rebranding of SCI. By 2007, superconductors had become a very small part of the business.

SCI's principal products today are used in photonics, solar and glass. Our products are used to make very thin coatings by our customer base. Photonic coatings in some cases allow infrared light through or block infrared, or can be used as anti-reflective coatings on various applications, including things like eyeglasses. The applications in solar and displays that we are working on are called wide-band gap semiconductor materials. We have also recently developed and released a magnesium oxide — MgO — product, which is expected to be used in new integrated circuits and some memory applications. MgO basically forms a very thin barrier layer that's applied to keep magnetic materials separate from one another.

TWST: Do you work with a diverse global market?

Mr. Rooney: We work primarily in North America and in Asia. We have some business in Europe but not as much. We have a lot of business developing in the East Asian markets where we're working in the area of solar and trying to develop display business as well.

TWST: What is your vision for the future for SCI?

Mr. Rooney: Our vision for the future is to expand the business, particularly into the Asian markets. That's where we see a lot of the growth coming. For example, over 50% of the world's solar cells are produced in Asia, and virtually all of the display products are in Asia. We see large opportunities to grow the business in the Asian markets.

TWST: Photonics are fast becoming indispensable to much of the innovative technology we are currently seeing being brought to market in the automotive and energy industries. What are your thoughts on this, and how is SCI positioned to take advantage?

Mr. Rooney: That's really a broad question. Let me try and narrow it down a bit for how SCI works with these customers. SCI is typically a niche-market supplier. We currently provide products to automotive customers, and that area of the business is part of our photonics market, which we have been involved in for many years. The automotive business is cyclical, and we expect that to continue. We have some new products that are being tested in automotive and have the potential to add to our photonic business. I would say, SCI is well-positioned to take advantage of certain applications, and we have the advantage of being a long-term supplier in the automotive industry.

TWST: Semiconductors are also vital to the ever-expanding wearable and the display-based industries. So what about this part of your operation?

Mr. Rooney: A lot of the applications we've been discussing are the transparent conductive oxides — TCO — materials that are wide-band gap types of semiconductor materials. They are used to transport electrons either in or out of the transparent types of electronics. At least half, if not more, of all wearable electronics are going to have displays on them. Therefore, our particular area of focus at this point is displays.

COMPANY INTERVIEW

are the transparent conductive oxides — TCO — materials that are wideband gap types of semiconductor materials. They are used to transport electrons either in or out of the transparent types of electronics. At least half, if not more, of all wearable electronics are going to have displays on them. Therefore, our particular area of focus at this point is displays. TWST: Is this driving growth for you at the moment? Mr. Rooney: We are in the early stages of working on the development of materials for displays, and we have a two-pronged approach. We are making materials for the thin film transistor area and also for the electrodes. The latter are more of a familiar business for us, as the materials are similar to ones we use for the solar business. Thin film transistors represent an extension of the company’s product offerings. TWST: What other technologies have you developed, or are you developing perhaps now, that are breaking ground, and which companies are using these? Mr. Rooney: We have nondisclosure agreements with all the companies we supply, so we can’t really name any of them. Earlier in this year, we began marketing high-purity magnesium oxide that is used as an insulating layer for integrated circuits and some memory devices. We are also working on these transparent conductive oxide materials for display-industry and for polymer-film applications. A lot of the displays that will be coming out in the future will be flexible and highly flexible, literally to the extent where you can roll them up, put them in your pocket if you wish. Those are going to need totally new material systems to work. We are in the early stages of developing those products with some of the producers of the polymer dispersed liquid-crystal films. Zinc-oxide-based TCOs may have some benefits for films due to temperature-related advantages. TWST: Tell us about the key takeaways from your firstquarter 2016 results. Mr. Rooney: There were two factors that particularly impacted our first-quarter results. First, there was a 50% decline in the cost of one of our key raw-materials that negatively impacted selling prices. The price of this raw material recently stabilized, and we expect it to remain pretty flat for the rest of the year. Solar sales were soft during Q1, which is the second factor that impacted our results. Bookings have accelerated, and the year-to-date amount of solar we booked is similar to the entire year for 2015. Looking forward, we expect to achieve improved sales results during the second half of 2016. TWST: Tell us a bit about your focus on R&D. Mr. Rooney: The company was founded as a research company to do work on developing high-temperature superconductors. A lot of the applications are technical in nature. Those require constant innovation to remain a relevant supplier. So during the past couple of years, we’ve worked very closely with Kent State University on the uses of our transparent conductive oxides in the liquid-crystal display applications. More recently, we’ve been working with Oregon State University on materials for thin film transistors. Our plan is to continue developing new materials, and that will require ongoing R&D. TWST: Over the next three to five years, what changes — apart from the ones you’ve mentioned — are you anticipating in your key markets, and how are you positioning the company to keep up with them? Mr. Rooney: The first thing we see, the thin film solar market is going to dramatically accelerate over the next few years. When the solar market came under pressure, thin film solar was heavily hit, and a lot of companies either idled their facilities or went out of business. We are seeing a number of companies restart their facility, and companies that have been acquired by larger companies are proceeding to add new production capacity. We expect the global thin film solar market to expand throughout the course of the next few years. As I mentioned before, these highly flexible displays are going to have a dramatic impact on the market, and we are positioning ourselves to be heavily involved in those applications in the future. The highly flexible displays — I think we will be seeing within the next three- to five-year time frame. TWST: How do you distinguish SCI from other companies in the same sector? What makes you stand out in the crowd? Mr. Rooney: We distinguish ourselves by working very closely with our customers. We do specific development projects to meet their specific needs. So we will take a general product that would be used to make any application, and we will develop that product with the customer to make it a little bit better for their specific application. We do a lot of projects with customers to enhance their processes. TWST: What would you emphasize to investors as the key benefits of including SCI in their longer-term portfolios? Mr. Rooney: First, I believe investors should take into consideration the ongoing core business we have, which has continued room for growth and gives stability to the company. Second, we expect solar sales, especially our TCO-based products, to accelerate in the near term. And one of the reasons for that is, in April 2016, 175 countries signed the COP21 agreement to reduce carbon emissions, and a dramatic increase in solar installation is integral to achieving those goals. Third, we have the potential to accelerate time to market for products similar to those used in solar for other global markets, like display. Finally, currently, SCI has a low market valuation and about 4 million common shares outstanding. Increased profitability will have a direct and meaningful impact on earnings per share. We are poised to grow significantly over the next several years by participating in several areas with attractive long-term opportunities, and we have excellent capabilities to achieve those goals. TWST: Thank you. (KK) DANIEL ROONEY President, CEO & Chairman SCI Engineered Materials, Inc. 2839 Charter St. Columbus, OH 43228 (614) 486-0261 (614) 486-0912 — FAX (800) 346-6567 — TOLL FREE www.sciengineeredmaterials.com © 2 0 1 6 T h e Wa l l S t r e e t Tr a n s c r i p t , 6 2 2 3 r d Av e n u e , N e w Yo r k , N Y 1 0 0 1 7 Te l : ( 2 1 2 ) 9 5 2 - 7 4 0 0 • F a x : ( 2 1 2 ) 6 6 8 - 9 8 4 2 • We b s i t e : w w w. t w s t . c o m